Exhibit 5.1

April 30, 2007

01198-00001

(650) 849-5300

(650) 849-5333

Enterprise Informatics Inc.
10052 Mesa Ridge Court, Suite 100
San Diego, California 92121

Re:                               Enterprise Informatics Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Enterprise Informatics Inc., a California corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 7,500,000 shares of the Company’s common stock, no par value per share (the “Shares”), subject to issuance by the Company pursuant to awards granted under its 2007 Stock Incentive Plan (the “Plan”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of California.  This opinion letter is limited to the laws of the State of California, as such laws presently exist, and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of the State of California be changed after the date hereof by legislative action, judicial decision or otherwise.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP